COMPANY HIGHLIGHTS EXECUTIVE MANAGEMENT Howard M. Lorber President and Chief Executive Officer Richard J. Lampen Executive Vice President, Chief Operating Officer J. Bryant Kirkland III Senior Vice President, Chief Financial Officer and Treasurer Marc N. Bell Senior Vice President, General Counsel and Secretary J. David Ballard Senior Vice President, Enterprise Efficiency and CTO • Executive offices in Manhattan and Miami • Douglas Elliman recognized as one of America’s Best Places to Work by Forbes in 2021 New Valley LLC, the real estate subsidiary of Vector Group Ltd. (NYSE: VGR), is a diversified real estate services and technology company that owns Douglas Elliman Realty, LLC and is seeking to acquire or invest in additional real estate properties or ventures. NEW VALLEY REAL ESTATE INVESTMENTS 1 New Valley has invested approximately $155 million2, as of June 30, 2021, in a broad portfolio of real estate ventures. New Valley’s Significant Real Estate Investment Portfolio1 • Largest residential real estate brokerage firm in New York metropolitan area and sixth- largest in the United States. • Closings of $42.9 billion over the last twelve months ended June 30, 2021; Douglas Elliman has approximately 6,700 affiliated agents and 100 offices in the U.S. • Maintains an alliance with Knight Frank— the largest independent residential brokerage in the United Kingdom— to jointly market high-end properties, providing a network with approximately 500 offices across 60 countries with approximately 19,000 affiliated agents. • Revenues, Net Income and Adjusted EBITDA at Douglas Elliman of $1.1 billion, $83.0 million and $92.4 million, respectively, over the last twelve months ended June 30, 2021. DOUGLAS ELLIMAN New Valley’s New York Real Estate Investments1 1. The Dime (Havemeyer Street) Brooklyn 2. 9 DeKalb Brooklyn 3. Meatpacking Plaza Meatpacking District 1 Entities affiliated with New Valley LLC invest or have invested in the real estate projects described above. Unless otherwise noted, New Valley Real Estate LLC has not acted as the developer for the real estate projects identified and, in most cases owns or owned a minority of the economic interest therein. Investors in securities of Vector Group Ltd. should not rely on anything set forth in this document in considering an investment in the securities of Vector Group Ltd. Please read the detailed disclosure included in Vector Group Ltd.’s Form 10-K for the fiscal year ended December 31, 2020, as well as the Form 10-Q for the quarterly period ended June 30, 2021. 2 Net of cash returned. 3 New Valley’s net income (loss) was $14.8M, $(11.4M), $(75.9M) and $42.4M for the periods presented. Adjusted EBITDA is a non-GAAP financial measure. For a reconciliation of Net income (loss) to Adjusted EBITDA, please see Vector Group Ltd.’s Current Reports on Form 8-K, filed on February 28, 2020, February 25, 2021 and August 5, 2021 and Form 10-K for the fiscal year ended December 31, 2020 and Form 10-Q for the quarterly period ended June 30, 2021, as well as the Disclaimer to this document on Page 2. New Valley’s Adjusted EBITDA do not include an allocation of Vector Group Ltd.’s Corporate and Other Expenses (for purposes of computing Adjusted EBITDA) of $15.0M, $17.1M, $16.4M and $18.2M for the periods presented, respectively. Contact: Emily Claffey / Ben Spicehandler / Columbia Clancy of Sard Verbinnen & Co (212) 687-8080 newvalley.com August 2021 Commercial Retail/ Office Assets Land Development/Real Estate Held for Sale, net Apartments/ Condominiums/ Hotels Five Park (Miami Beach) Escena (Palm Springs) Ritz-Carlton Villas (Miami Beach) Wynn Las Vegas Retail (Las Vegas) New York City Investments 1 2 3 Douglas Ellman Closings $18.2B $22.4B $24.5B $26.1B $28.1B $28.8B $29.1B $42.9B West Hialeah (Miami) New Valley Adjusted EBITDA(3) $10.3M $6.1M $21.7M $92.4M 2018 2019 2020 LTM 6/30/2021 New Valley Revenues – LTM June 30, 2021 $1.091B $37M $12M $28M $5M $1.173B Real Estate Brokerage Commissions Property Management Escrow and Title Revenues From Investments in Real Estate Other